Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Benefits Administrative Committee of

Total Petrochemicals & Refining USA, Inc. Capital Accumulation Plan:

We consent to the incorporation by reference in the Registration Statement (No. 333-8626) on Form S-8 of TOTAL S.A. of our report dated June 26, 2015, with respect to the statement of net assets available for benefits of Total Petrochemicals & Refining USA, Inc. Capital Accumulation Plan, as of December 31, 2014, the related statement of changes in net assets available for benefits for the year then ended, the supplemental schedule H, line 4a – schedule of delinquent participant contributions for the year ended December 31, 2014 and supplemental schedule H, line 4i – schedule of assets (held at end of year) as of December 31, 2014, which report appears in the December 31, 2014 Annual Report on Form 11-K of Total Petrochemicals & Refining USA, Inc. Capital Accumulation Plan.

/s/ BRIGGS & VESELKA CO.

Briggs & Veselka Co.

Houston, Texas

June 26, 2015